Exhibit 10.2

                            SHARE PURCHASE AGREEMENT


                                  DEREK HOOPER

                                 (the "Vendor")

                                     - and -

               1523813 ONTARIO LIMITED d.b.a. FREEDOM PHONE LINES

                               (the "Corporation")

                                     - and -

                              KEDA CONSULTING CORP.

                                (the "Purchaser")

                                     - and -

                            TELEPLUS ENTERPRISES INC.

                            ("Teleplus Enterprises")


                               December 9th, 2004

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                                TABLE OF CONTENTS

ARTICLE 1 -  INTERPRETATION....................................................4

  1.01  Defined Terms..........................................................4
  1.02  Gender and Number......................................................7
  1.03  Headings, Etc..........................................................7
  1.04  Currency...............................................................8
  1.05  Severability...........................................................8
  1.06  Entire Agreement.......................................................8
  1.07  Amendments.............................................................8
  1.08  Waiver.................................................................8
  1.09  Governing Law..........................................................8
  1.10  Inclusion..............................................................8
  1.11  Accounting Terms.......................................................9
  1.12  Incorporation of Schedules.............................................9

ARTICLE 2 -  PURCHASED SHARES AND PURCHASE PRICE...............................9

  2.01  Purchase and Sale......................................................9
  2.02  Purchase Price.........................................................9
  2.03  Payment of the Purchase Price.........................................10
  2.04  Closing Adjustments...................................................10
  2.05  Pre-Closing Reorganization............................................11
  2.06  The Closing...........................................................12
  2.07  Payment of Taxes and Registration Charges on Transfer.................12

ARTICLE 3 -  REPRESENTATIONS AND WARRANTIES OF VENDOR.........................12

  3.01  Due Incorporation, Existence and Corporate Power of the Corporation...12
  3.02  Extra-Provincial Qualification........................................12
  3.03  Authorized Capital of the Corporation.................................12
  3.04  Options, etc..........................................................12
  3.05  Title to Purchased Shares.............................................13
  3.06  Dividends and Distributions...........................................13
  3.07  Corporate Records.....................................................13
  3.08  Validity of Agreement.................................................13
  3.09  Restrictive Documents.................................................14
  3.10  Residence.............................................................14
  3.11  Conduct of Business in Ordinary Course................................14
  3.12  Title to Assets.......................................................14
  3.13  Condition of Assets...................................................14
  3.14  No Material Adverse Change............................................15
  3.15  Compliance with Laws..................................................15
  3.16  Environmental Compliance..............................................15
  3.17  Authorizations........................................................15
  3.18  No Options, Etc.......................................................16
  3.19  Accounts Receivable...................................................16
  3.20  Real Property.........................................................16
  3.21  Lease.................................................................16
  3.22  Material Contracts....................................................17
  3.23  No Breach of Contracts................................................17
  3.24  Intellectual Property Rights..........................................18
  3.25  Subsidiaries and Investments..........................................18
  3.26  Books and Records.....................................................18
  3.27  Financial Statements..................................................18
  3.28  Debt..................................................................19
  3.29  Capital Expenditures..................................................19
  3.30  Employees.............................................................19
  3.31  Insurance.............................................................20
  3.32  Litigation............................................................20
  3.33  Taxes.................................................................20
  3.34  Bank Accounts and Powers of Attorney..................................20

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                                       -2-


ARTICLE 4 -   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.................21

AND TELEPLUS ENTERPRISES......................................................21

  4.01  Representations and Warranties of the Purchaser.......................21
  (2)   Validity of Agreement.................................................21
  4.02  Representations and Warranties of Teleplus Enterprises................21
  (2)   Validity of Agreement.................................................22
  (3)   Valid Issue of Securities.............................................22

ARTICLE 5 -   PRE-CLOSING COVENANTS OF THE PARTIES............................22

  5.01  Conduct of Business Prior to Closing..................................22
  5.02  Due Diligence Investigations..........................................23
  5.03  Actions to Satisfy Closing Conditions.................................23
  5.04  Transfer of the Purchased Shares......................................24
  5.05  Request for Consents..................................................24
  5.06  Audited Financial Statements..........................................24
  5.07  Filings and Authorizations............................................24
  5.08  Notice of Untrue Representation or Warranty...........................24

ARTICLE 6 -  CONDITIONS OF CLOSING............................................24

  6.01  Conditions for the Benefit of the Purchaser...........................24
  6.02  Conditions for the Benefit of the Vendor..............................27
  6.03  Conditions Precedent..................................................29

ARTICLE 7 -  CLOSING..........................................................29

  7.01  Date, Time and Place of Closing.......................................29
  7.02  Closing Procedures....................................................29
  7.03  Risk of Loss..........................................................29

ARTICLE 8 -   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES.........30

  8.01  Survival of Representations and Warranties............................30
  8.02  Indemnification in Favour of the Purchaser............................30
  8.03  Indemnification in Favour of the Vendor...............................30
  8.04  Indemnification Proceedings...........................................31
  8.05  Limitations...........................................................32
  8.06  Right of Set-Off......................................................32
  8.07  Exclusion of Other Remedies...........................................33

ARTICLE 9 -  POST-CLOSING COVENANTS...........................................33

  9.01  Access to Books and Records...........................................33
  9.02  Further Assurances....................................................33
  9.03  Assistance By Vendor..................................................33
  9.04  Employment Duties of Vendor...........................................33

ARTICLE 10 -  ARBITRATION.....................................................34

  10.01 Best Endeavours to Settle Disputes....................................34
  10.02 Arbitration...........................................................34

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                                      -3-

ARTICLE 11 -  MISCELLANEOUS...................................................34

  11.01 Notices...............................................................35
  11.02 Publicity.............................................................36
  11.03 Time of the Essence...................................................36
  11.04 Brokers...............................................................36
  11.05 Third Party Beneficiaries.............................................36
  11.06 Enurement.............................................................36
  11.07 Counterparts..........................................................36
  11.08 Joint and Several Liability...........................................37
  11.09 Knowledge.............................................................37
  11.10 Assignment............................................................37
  11.11 Non-Merger............................................................37

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                                      -4-


MEMORANDUM OF AGREEMENT made as of the 9th day of December, 2004, among DEREK HOOPER, a resident of the Province of Ontario, (the "Vendor"), 1523813 ONTARIO LIMITED d.b.a. FREEDOM PHONE LINES, a corporation incorporated under the laws of the Province of Ontario (the "Corporation"), KEDA CONSULTING CORP., a corporation incorporated under the laws of the Province of Ontario, (the "Purchaser") and TELEPLUS ENTERPRISES INC., a corporation incorporated under the laws of the State of Nevada ("Teleplus Enterprises") witnesses that:

WHEREAS the Corporation carries on the Business consisting of the sale of prepaid residential telecommunication services;

AND WHEREAS the Vendor owns, and will own as of the Closing Date, all of the issued and outstanding shares in the capital of the Corporation;

AND WHEREAS the Purchaser shall be a subsidiary of Teleplus Enterprises on the date that is the Closing Date;

AND WHEREAS the Vendor, in reliance upon the representations and warranties of the Purchaser and Teleplus Enterprises contained herein, has agreed to sell to the Purchaser and that the Purchaser, in reliance upon the representations and warranties of the Vendor and the Corporation contained herein, has agreed to purchase from the Vendor all of the issued and outstanding shares in the capital of the Corporation in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties), the parties agree as follows:


                                   ARTICLE 1 -
                                 INTERPRETATION

1.01                         Defined Terms.

      As used in this Agreement, the following terms have the following meanings:

      "Accounts Receivable" means all accounts receivable, notes receivable and other debts due or accruing due to the Corporation in connection with the Business;

      "Adjustment Amount" has the meaning ascribed thereto in Section 2.04;

      "Agreement" means this share purchase agreement and all schedules and instruments in amendment or confirmation of it; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

      "Ancillary Agreements" means all agreements, certificates and other instruments delivered or given pursuant to this Agreement; and "Ancillary Agreement" means any one of such agreements, certificates or other instruments;

      "Audited Financial Statements" has the meaning ascribed thereto in Section 5.06;

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                                      -5-


      "Authorization" means, with respect to any Person, any authorization, order, permit, approval, grant, license, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, or by-law, rule or regulation of any Governmental Entity, whether or not having the force of law, having jurisdiction over such Person;

      "Benefit Plans" means all employee benefit plans relating to the employees of the Corporation, including profit sharing, deferred compensation, phantom stock option, stock option, employee stock purchase, bonus, retirement, health or insurance plans (oral or written) which are disclosed as benefit plans on Schedule 3.31(10);

      "Books and Records" means all technical, business and financial records, financial books and records of account, books, data, reports, files, lists, drawings, plans, logs, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, title opinions or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to Corporation and the Business;

      "Buildings and Fixtures" means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on the Leased Property;

      "Business" means the sale of prepaid residential telecommunication services (local line, long distance, internet) presently and heretofore carried on by the Corporation;

      "Business Day" means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are required or authorized to close in Toronto, Ontario;

      "Claim" means any claim of any nature whatsoever, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment, and reassessment;

      "Closing" means the completion of the transaction of purchase and sale contemplated in this Agreement;

      "Closing Date" means March 7, 2005, subject to extension in accordance with the provisions of Section 5.06, or such other date as the parties may agree in writing, provided such date is no later than 15 days after the delivery of the Audited Financial Statements;

       "Consents" means the consents of contracting parties to any Contract or Lease to the change in control of the Corporation contemplated in this Agreement, and "Consent" means any one of such Consents;

      "Contracts" means all contracts to which the Corporation is a party including all contracts, leases of personal property, licenses, undertakings, engagements or commitments of any nature, written or oral, to which the Corporation is entitled in connection with the Business, including those identified in Schedule 3.22;

      "Corporate Records" means the corporate records of a corporation, including (i) all articles, by-laws, any unanimous shareholders agreement and any amendments thereto; (ii) all minutes of meetings and resolutions of shareholders, directors and any committee thereof; (iii) the share certificate books, register of shareholders, register of transfers and register of directors; and (iv) all accounting records;

      "Encumbrances" means any liability, debt, lien, charge, mortgage, pledge, security interest, claim, defect of title, restriction, agreement of sale, adverse claim, easement, reassessment, encroachment, burden or other encumbrance of any kind or nature whatsoever or any items similar or related to the foregoing;

      "Environmental Laws" means all applicable Laws relating to the environment, health and safety matters or conditions, Hazardous Substances, pollution or protection of the environment;

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                                      -6-


      "Excluded Assets" has the meaning ascribed thereto in Section 2.05;

      "Excluded Liabilities" has the meaning ascribed thereto in Section 2.05;

      "Final Balance Sheet" has the meaning ascribed thereto in Section 2.04;

      "Financial Statements" means the balance sheet of the Corporation for the fiscal year ended July 31, 2004 and the accompanying statements of shareholders' equity, income and changes in financial position for the Corporation for the year then ended and all notes thereto as reported upon by a firm of chartered accountants;

      "Financial Thresholds" has the meaning ascribed thereto in Section 2.04.

      "GAAP" means, at any time, accounting principles generally accepted in Canada at such time;

      "Governmental Entity" means (i) any multi-national, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign;
      (ii) any subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

      "Hazardous Substance" includes any contaminant, pollutant, dangerous substance, liquid or solid waste, industrial waste, hauled liquid or solid waste, toxic substance, hazardous waste, hazardous material, or hazardous substance (including anything with any of the foregoing as a component thereof), whether or not such substance is "hazardous" as defined under any Laws;

      "Intellectual Properties" means all right, title, interest and benefit of the Corporation in and to any registered or unregistered, trade or brand names, service marks, copyrights, copyright applications, designs, inventions, patents, patent applications, patent rights (including any patents issuing on such applications or rights), licences, sub-licences, franchises, formulas, processes, know-how, technology, computer rights and other intellectual or industrial property of the Corporation or pertaining to the Business, including the property listed in Schedule 3.24;

      "ITA" means the Income Tax Act (Canada) and aall references in this Agreement to the Income Tax Act (Canada) and to amounts to be withheld pursuant thereto shall be deemed to be made to the Income Tax Act (Canada), as now enacted or as it may from time to time be amended, re-enacted or replaced, and in the case of any such amendment, re-enactment or replacement, any references herein to the Income Tax Act (Canada) and to amounts to be withheld pursuant thereto shall be read as referring to such amended, re-enacted or replaced provisions;

      "Landlord" means Veltri and Sons Limited;

      "Laws" means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and "Law" means any one of them;

      "Lease" means the lease between the Corporation and Veltri and Sons
      Limited;

      "Leased Property" means the premises located at 68 King Street East, Bowmanville, Ontario;

       "Loss" means any loss whatsoever, including expenses, costs, damages, penalties, fines, charges, claims, demands, liabilities, interest and any and all legal fees and disbursements;

      "OTCBB" means the over-the-counter bulletin board of the NASDAQ stock exchange;

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                                      -7-


      "Parties" means the Corporation, the Vendor, the Purchaser and, Teleplus Enterprises, and any other person who may become a party to this Agreement; and "Party" means any one of them;

      "Permitted Encumbrances" means: (i) Encumbrances for taxes, assessments or governmental charges or levies on property not yet due and delinquent;
      (ii) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate detract from the value of, or impair the use or marketability of any real property; and (iii) Encumbrances against assets of the Corporation the value of which assets do not in the aggregate exceed $20,000, including those Encumbrances disclosed in Schedule 3.12;

      "Person" means an individual, partnership, corporation, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;

      "Pre-Closing   Reorganization"  has  the  meaning  ascribed  thereto  in
      Section 2.05;

      "Purchase Price" has the meaning ascribed thereto in Section 2.02;

      "Purchased Shares" has the meaning ascribed thereto in Section 2.01;

      "Security Right" means, with respect to any security, any option, warrant, subscription right, pre-emptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. "Security Right" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute by the issuer's constituting documents or by agreement;

      "Shareholders' Equity" means the total assets of the Corporation minus the total liabilities of the Corporation;

      "subsidiary" means any corporation, partnership, joint venture or other entity in which the Corporation owns directly or indirectly, more than 20% of the outstanding voting securities or equity interests;

      "Teleplus Shares" means the common shares in the capital of Teleplus Enterprises, which currently trade on the OTCBB;

      "Time of Closing" means 2:00 p.m. (Toronto time) on the Closing Date or such other time as the Closing may occur; and

1.02  Gender and Number.

      Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.03  Headings, Etc.

      The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

1.04  Currency.

      All references in this Agreement or any Ancillary Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

1.05  Severability.

      Any Article, Section, Subsection or other subdivision of this Agreement or any Ancillary Agreement or any other provision of this Agreement or any Ancillary Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and any Ancillary Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof or thereof.

1.06  Entire Agreement.

      This Agreement together with the Ancillary Agreements constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein and therein. If there is any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

1.07  Amendments.

      This Agreement and any Ancillary Agreement may only be amended, modified or supplemented by a written agreement signed by all of the parties to such agreement.

1.08  Waiver.

      No waiver of any of the provisions of this Agreement or any Ancillary Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly executed by the party to be bound thereby.

1.09  Governing Law.

      This Agreement and all Ancillary Agreements shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein which apply to contracts made and to be performed entirely in Ontario.

1.10  Inclusion.

      Where the word "including" or "includes" is used in this Agreement, it shall mean "including (or includes) without limitation".

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                                      -9-


1.11  Accounting Terms.

      All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

1.12  Incorporation of Schedules.

      The following are the schedules that will be (a) delivered to the Purchaser by the Vendor on the date that is 30 calendar days after the date hereof, except for Schedule 2.04 which shall be delivered as complete on the date hereof, and (b) attached to and incorporated in this Agreement:

Schedule 2.04             -     Financial Thresholds
Schedule 3.12             -     Permitted Encumbrances
Schedule 3.17             -     Authorizations
Schedule 3.19             -     Accounts Receivable
Schedule 3.22             -     Material Contracts
Schedule 3.23             -     Breach of Contracts
Schedule 3.24             -     Intellectual Property
Schedule 3.27             -     Financial Statements
Schedule 3.29             -     Capital Expenditures
Schedule 3.30(7)          -     Employees
Schedule 3.30(10)         -     Benefit Plans
Schedule 3.30(11)         -     Payments made since date of Financial Statements
Schedule 3.31             -     Insurance
Schedule 3.34             -     Bank Accounts and Powers of Attorney
Schedule 6.02(5)          -     Form of Employment Agreement

Exhibits

Exhibit A                 -     Form of Opinion of Counsel to the Vendor and
                                   the Corporation
Exhibit B                 -     Form of Opinion of Counsel to the Purchaser
Exhibit C                 -     Form of Opinion of Counsel to Teleplus
                                Enterprises and Teleplus Consumer
Exhibit D                 -     Form of Release  to the Corporation
Exhibit E                 -     Form of Release from the Corporation


                                   ARTICLE 2 -
                       PURCHASED SHARES AND PURCHASE PRICE

2.01  Purchase and Sale.

      Subject to the terms and conditions hereof, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor at the Time of Closing on the Closing Date, the shares owned by the Vendor representing all (but not less than all) of the issued and outstanding shares (the "Purchased Shares") in the capital of the Corporation.

2.02  Purchase Price.

      The aggregate purchase price (the "Purchase Price") payable by the Purchaser to the Vendor for the Purchased Shares shall, subject to adjustment in accordance with Section 2.05 and Section 2.06, be a maximum of $1,600,000 in lawful money of Canada.

2.03  Payment of the Purchase Price.

      The Purchase Price shall be paid and satisfied as follows:

      (b)   $600,000 paid in cash to the Vendor at the Time of Closing;

      (c) through the issuance to the Vendor at the Time of Closing of that aggregate number of Teleplus Shares as is equal to $400,000 divided by the average closing price of the Teleplus Shares on the OTCBB for the five Business Days immediately preceding the Closing Date; and

      (d) subject to the provisions of Section 2.04, $600,000 (the "Purchase Price Balance") paid in cash to the Vendor in twelve (12) equal installments of $50,000 paid quarterly commencing the last day of the third full month following the Closing Date. Any installment of the Purchase Price Balance payable to the Vendor shall be paid to the Vendor in cash within 10 days of the end of the quarter for which such installment is payable. In the event that the Vendor ceases to comply with the covenant as to employment set out in
            Section 9.04 as a result of (i) the Corporation terminating employment of the Vendor for cause, or (ii) the Vendor voluntarily terminating his employment with the Corporation, at any time before the Purchase Price Balance has been satisfied in full, the Purchaser shall be entitled, in its sole and absolute discretion, to terminate the payment of any and all of the Purchase Price Balance then payable. Any amount so terminated shall be accounted for as a corresponding reduction in the Purchase Price.

2.04  Closing Adjustments.

      (1) The Purchase Price will be adjusted to take into account changes in the assets and liabilities of the Corporation from those stated in the Financial Thresholds to those found in the Final Balance Sheet as hereinafter provided.

      (2) The Vendor covenants to comply with certain financial restrictions for the Corporation set forth in Schedule 2.04 hereto (the "Financial Thresholds"), which restrictions shall be effective as at December 6, 2004 and shall remain in effect until the consummation of the transactions contemplated hereby on the Closing Date.

      (3) Following the Closing, the Purchaser will cause to be prepared and will deliver to the Vendor within 30 days following the Closing Date a draft balance sheet for the Corporation as at the Closing Date. Such balance sheet shall be prepared in accordance with GAAP and shall take into account any liabilities (including tax liabilities) arising as a result of the Pre-Closing Reorganization, and tax liabilities for the period ending at the Closing Date. The Vendor will have 15 days after receipt of the draft balance sheet in which to review the draft balance sheet and advise the Purchaser in writing as to any disagreement regarding it, provided that there shall be deemed to be no disagreement over the draft balance sheet unless the aggregate amount in dispute exceeds $25,000. The Purchaser will provide access, upon every reasonable request, to the Vendor and its accountants and advisors to all work papers of the Corporation and its accountants to verify the accuracy, presentation and other matters relating to the preparation of the draft balance sheet and the Vendor and the Purchaser shall otherwise fully cooperate with each other in the preparation of the draft balance sheet. The Vendor and the Purchaser shall each bear their own costs and expenses in preparing and reviewing the draft balance sheet. Any disagreement with respect to the draft balance sheet which cannot be settled by the Parties shall be referred to a recognized national accounting firm for final resolution. The costs of such firm will be shared equally by the Purchaser and the Vendor. Immediately following the 15 day period referred to above, or the resolution of any dispute in accordance with the foregoing, the Purchaser shall cause to be prepared and delivered to the Vendor a final balance sheet for the Corporation as at the Effective Time (the "Final Balance Sheet"). Such Final Balance Sheet shall be binding upon the Parties and not subject to appeal.

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                                      -11-


      (4) Within two Business Days after receipt by the Vendor of the Final Balance Sheet, the Vendor shall pay the Purchaser any Adjustment Amount. Such payment, if any, shall be a decrease in the Purchase Price. The requirement of the Vendor to make such payment to the Purchaser, if any, shall be satisfied by way of set-off against the Purchase Price Balance and, in the event of any required payment of an Adjustment Amount, both the aggregate Purchase Price Balance and the amount of each instalment payment thereof shall be reduced accordingly so that the then adjusted amount of the Purchase Price Balance, if any, shall continue to be paid to the Vendor in twelve (12) equal quarterly installments. For the purposes hereof, "Adjustment Amount" means the amount, if any, by which each of EBITDA and Shareholders' Equity as determined from the Final Balance Sheet is less than the each of EBITDA and Shareholders' Equity as set forth in the Financial Thresholds.

2.05  Pre-Closing Reorganization

      (1) Prior to completion of the transactions contemplated by this Agreement, the Vendor will cause the Corporation to take certain actions in order to transfer certain assets and liabilities out of the Corporation (the "Pre-Closing Reorganization"). Pursuant to the Pre-Closing Reorganization, the Vendor will cause (i) certain assets, being the laptop computer owned or leased by the Corporation, being referred to herein as the "Excluded Assets", and (ii) certain liabilities, being all liabilities related to or incurred in connection with the Excluded Assets (such liabilities being referred to herein as the "Excluded Liabilities"), to be transferred by the Corporation to a third party and the Vendor will be responsible for the payment of any retained Excluded Liabilities and will indemnify and save harmless the Purchaser and the Corporation from any liability, obligation or loss arising out of or in respect thereof.

      (2) The Vendor agrees that they will indemnify and save the Purchaser and the Corporation harmless with respect to any liability which the Corporation may incur as a result of or in connection with the Pre-Closing Reorganization. For greater certainty, it is intended by the Parties that in the event that the Pre-Closing Reorganization results in a gain to the Corporation for purposes of the ITA, this gain will be offset by any available loss carry forwards of the Corporation. The Purchaser acknowledges that the Vendor will not be expected to indemnify the Purchaser for any resulting reduction in the amount of the Corporation's loss carry forwards.

      (3) Any income tax liability of the Corporation: (a) which relates to matters other than the carrying on of the Business, including, for greater certainty but without limiting the generality of the foregoing, any income tax liability arising as a result of the Pre-Closing Reorganization, or (b) which relates to the carrying on of the Business for the portion of the then current fiscal year which ends at the Closing Date, shall be for the account of the Vendor and such liabilities shall be reflected on the Final Balance Sheet referred to in Section 2.05. To the extent that such liabilities are not reflected on the Final Balance Sheet, the Vendor will indemnify and save harmless the Purchaser and the Corporation from any liability, obligation or loss arising with respect to such liability. The income tax returns of the Corporation for the period ended on the Closing Date will be prepared by the Vendor within 120 days of the Closing Date and provided to the Purchaser. The Purchaser will provide the Vendor with such access to the Books and Records as are required for this purpose. The Purchaser will also provide the Vendor with reasonable access to the books and records of the Corporation for the purpose of dealing with any assessments or reassessments or other taxation matters relating to the Corporation for which the Vendor is responsible hereunder. The Vendor agrees that, prior to the Closing Date, it will provide the Purchaser with a calculation of the income tax payable by the Corporation as a result of the Pre-Closing Reorganization. The Purchaser will have a right to review and approve such calculations.

2.06  The Closing

      The Closing shall take place at the Time of Closing at the offices of Wildeboer Dellelce LLP, Suite 810, 1 First Canadian Place, Toronto, Ontario, or at such other time, date or place as the parties agree. Notwithstanding any other provision of this Agreement, the within transactions shall be effective as of the Closing Date.

2.07  Payment of Taxes and Registration Charges on Transfer.

      Except as otherwise provided herein, the Vendor shall be liable for and shall pay all taxes, duties, registration charges or other like charges properly payable by a vendor in connection with the conveyance and transfer by it of the Purchased Shares to the Purchaser hereunder.


                                   ARTICLE 3 -
                   REPRESENTATIONS AND WARRANTIES OF VENDOR

Representations and Warranties of Vendor. The Vendor represents and warrants as follows to the Purchaser and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares:

3.01  Due Incorporation, Existence and Corporate Power of the Corporation.

      The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario. The Corporation has all necessary corporate power and authority to own or lease its properties, to carry on its business as now being conducted by it, to enter into this Agreement and the other agreements to which it is or is to become a party pursuant to the terms hereof and to perform its obligations hereunder and thereunder.

3.02  Extra-Provincial Qualification.

      The Corporation is duly qualified, licensed or registered to carry on its business as now being conducted in all jurisdictions in which the nature of the business conducted by it or the property owned or leased by it makes such qualification, licensing or registration necessary.

3.03  Authorized Capital of the Corporation.

      The authorized capital of the Corporation consists of an unlimited number of common shares and an unlimited number of preferred shares, of which at the date hereof and at the Time of Closing, one (1) common share is and will be duly issued and outstanding as fully paid and non-assessable. The Purchased Shares shall at Closing constitute all of the issued and outstanding shares of the capital of the Corporation. All of the Purchased Shares shall at Closing be owned legally by the Vendor.

3.04  Options, etc.

      At Closing, there will be no Security Rights relating to any of the unissued shares of the Corporation. Except for the Purchaser's right hereunder, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (i) for the purchase from the Vendor of any of the Purchased Shares; or (iii) for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of the Corporation or of any securities of the Corporation.

3.05  Title to Purchased Shares.

      The Purchased Shares are, or as of the Closing Date will be, owned by the Vendor as the registered owner thereof with a good title thereto, free and clear of all Encumbrances. The Vendor has the right, power and authority to enter into this Agreement and to sell such Purchased Shares as contemplated herein. All rights and powers to vote the Purchased Shares are held exclusively by the Vendor. Such Purchased Shares are validly issued, fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable laws and regulations. The delivery of the Purchased Shares to the Purchaser pursuant to the provisions hereof will transfer to the Purchaser valid title thereto, free and clear of all Encumbrances.

3.06  Dividends and Distributions.

      Since the date of the Financial Statements, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

3.07  Corporate Records.

      The Corporate Records of the Corporation are materially complete and accurate and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of the Corporation, and without limiting the generality of the foregoing, (i) the minute books contain materially complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since the incorporation thereof, and all such meetings were duly called and held; (ii) the minute books contain all written resolutions passed by the directors and shareholders of the Corporation and all such resolutions were duly passed; (iii) the share certificate books, register of shareholders and register of transfers of the Corporation are materially complete and accurate, and all such transfers have been duly completed and approved; and (iv) the registers of directors and officers are materially complete and accurate and all former and present directors and officers of the Corporation were duly elected or appointed as the case may be.

3.08  Validity of Agreement.

      (1) Each of the Corporation and the Vendor, as applicable, have all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

      (2) The execution, delivery and performance by the Vendor and the Corporation, as the case may be, of this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated thereby:

      (a) have been duly authorized by all necessary corporate action on the part of the Corporation and the Vendor; and

      (b) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under (i) any charter, by-law or trust deed instruments of the Corporation and the Vendor as applicable; (ii) any contracts or instruments to which either of the Vendor or the Corporation is a party or by which either of the Vendor or the Corporation is bound other than those contracts previously disclosed to the Purchaser in writing; or (iii) of any Laws applicable to them.

      (3) This Agreement and any Ancillary Agreement to which the Vendor or the Corporation is a party constitute legal, valid and binding obligations of the Vendor and the Corporation, as the case may be, enforceable against them in accordance with their respective terms.

3.09  Restrictive Documents.

      None of the Corporation or the Vendor is subject to, or a party to, any charter, by-law or trust deed restriction, any Law, any Claim, any contract or instrument, any Encumbrance or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or compliance by the Corporation or the Vendor with the terms, conditions and provisions hereof or the continued operation of the Business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of the Purchaser to acquire any of the Purchased Shares, in each case except for the necessity of obtaining the Consents.

3.10  Residence

      The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

3.11  Conduct of Business in Ordinary Course.

      Since the date of the Financial Statements, the Business has been carried on in the ordinary course. With the assets owned, licensed or leased by the Corporation, the Corporation will be able to conduct its business following Closing substantially in the manner presently carried on by it and such assets include all proprietary rights, trade secrets and other property and assets, real and personal, applicable to or used in connection with the Business.

3.12  Title to Assets.

      The Corporation has good title to and has legal and beneficial ownership of all of the assets and property (other than the Leased Property) used in connection with the Business free and clear of all Encumbrances, except for Permitted Encumbrances as disclosed in Schedule 3.12 hereto.

3.13  Condition of Assets.

      All assets of the Corporation, including, without limitation, buildings, fixtures, improvements, machinery, equipment, tools, furniture, improvements and tangible personal property, whether owned or leased, used in connection with the Business are in good operating condition and are in a state of good repair and maintenance having regard to the age and use thereof, reasonable wear and tear excepted, and are suitable for the purposes for which they are used in the Business. All of the assets of the Corporation are reflected on the Financial Statements or, under applicable GAAP, are not required to be reflected thereon and include substantially all assets that are necessary for use in and operation of the Business.

3.14  No Material Adverse Change.

      Since the date of the Financial Statements there has been no change in the affairs, assets, liabilities, business, prospects, operations or conditions of the Corporation or the Business (as the case may be), financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, which has materially adversely affected or which will materially adversely affect the Corporation or the Business except for general economic conditions affecting Canada or the industry in which the Corporation and the Business operates.

3.15  Compliance with Laws.

      The Corporation is conducting the Business in compliance with all applicable Laws of each jurisdiction in which the Business is carried on, except for acts of non-compliance which in the aggregate are not material.

3.16  Environmental Compliance.

      (1) The Corporation has at all times received, handled, generated, used, stored, deposited, labelled, handled, treated, documented, transported and disposed of any Hazardous Substances in compliance with all, and there is no circumstance or condition which would subject the Corporation to any material liability under any applicable Environmental Laws, health or safety Laws, approvals or Authorizations.

      (2) The Vendor has delivered to the Purchaser copies of all environmental assessments, audits, studies and other environmental reports in the possession or reasonably available to the Vendor and of which it has have knowledge relating to the Leased Property or any aspect of the Business.

3.17  Authorizations.

      The Corporation owns, holds, possesses or lawfully uses in the operation of the Business, all Authorizations which are in any manner necessary to conduct the Business as presently or previously conducted or for the ownership and use of its assets and property, free and clear of all Encumbrances except for Permitted Encumbrances and in compliance with all Laws applicable thereto. True, correct and complete copies of all such Authorizations are attached as Schedule
3.17 and the Corporation is not in default, nor has it received any notice of any Claim in default, with respect to any such Authorizations. All such Authorizations are renewable by their terms or in the ordinary course of business without the need for the Corporation to comply with any special qualification or procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by the consummation of the transactions contemplated hereby. Neither the Vendor nor any affiliate of the Vendor owns or has any proprietary, financial or other interests (direct or indirect) in any Authorization which the Corporation owns, possesses or uses in the operation of the Business as now or previously conducted.

3.18  No Options, Etc.

      No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from the Corporation of any of its assets or property.

3.19  Accounts Receivable.

      Attached hereto as Schedule 3.19 is a comprehensive age analyzed statement of all accounts receivable, notes and other amounts due or recorded in the respective records and books of account of the Corporation as being due to the Corporation as at November 30, 2004, subject to an allowance for doubtful accounts taken in accordance with GAAP; and none of such accounts receivable or other amounts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve.

3.20  Real Property.

      (1) The Corporation has not previously owned, nor is it currently the owner of, or under any agreement or option to own, any real property or any interest therein, other than the Lease.

      (2) All of the Buildings and Fixtures and the Leased Property (i) were, to the best knowledge of the Vendor, constructed in accordance with all applicable laws and with all Authorizations validly issued pursuant thereto; (ii) are in good operating condition and in a state of good maintenance and repair; and
(iii) are adequate and suitable for the purposes for which they are presently being used; and with respect to the Leased Property, the lessee has adequate rights of ingress and egress for the operation of the Business in the ordinary course. To the best knowledge of the Vendor, none of the Leased Property or the Buildings and Fixtures thereon, nor the use, operation or maintenance thereof for the purpose of carrying on the Business violates any restrictive covenant or any provision of any Law or encroaches on any property owned by any other Person. No condemnation or expropriation proceeding is pending or, to the best knowledge of the Vendor, threatened which would preclude or impair the use of any such property or any part thereof for the purposes for which it is currently used. There are no outstanding work orders with respect to any of the property and assets of the Corporation from or required by any Government Entity or from any other Person and there are no matters under discussion with or by the Corporation relating to work orders.

3.21  Lease.

      The Corporation is not a party to, or under any agreement or option to become a party to, any lease with respect to real property used or to be used in the Business other than the Lease. The Lease is in good standing, creates a good and valid leasehold estate in the Leased Property thereby demised and is in full force and effect without amendment thereto. With respect to the Lease (i) all rents and additional rents due to the date hereof have been paid; (ii) neither the lessor, to the best of the knowledge of the Vendor, nor the Corporation is in default thereunder; (iii) no waiver, indulgence or postponement of the Corporation's obligations thereunder has been granted by the lessor; (iv) there exists no event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under such Lease; (v) the Corporation has not violated any of the terms or conditions under the Lease in any material respect; and (vi) to the best knowledge of the Vendor, all of the covenants to be performed by any other party under the Lease have been fully performed. The Leased Property is in a state of good maintenance and repair, normal wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used.

3.22  Material Contracts.

      The Contracts listed in Schedule 3.22 constitute all the material Contracts of the Corporation having an aggregate value, whether payable in one payment or in successive payments, in excess of $10,000. Except as set forth in the Schedules hereto, the Corporation is not a party to or bound by:

      (a) any employment agreement, bonus, deferred compensation, pension, profit sharing, stock option, phantom stock plan, employee stock purchase, health, insurance, retirement or other employee benefit plan, any collective agreements or any agreement (oral or written) providing for compensation to be paid to any employee consequent upon the sale of any substantial portion of outstanding shares in the capital the of the Corporation;

      (b)   any agreement or commitment relating to the borrowing of money;

      (c)   any agreement or commitment relating to capital expenditures;

      (d) any loan or advance to, or investment in, any other Person or any agreement or commitment relating to the making of any such loan, advance or investment;

      (e) any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever or any agreement to create or issue any bonds, debentures, mortgages, notes or other similar indebtedness;

      (f) any performance bond, indemnity, guarantee or other contingent liability in respect of any indebtedness or obligation of any Person;

      (g) any management, consulting or any other similar agreement or commitment;

      (h) any agreement or commitment limiting the freedom of the Corporation or any successor owner of the Corporation, the Business or the property and assets of the Corporation to engage in any line of business or to compete with any other Person;

      (i) any licensing or other agreement or commitment relating to intellectual property used by the Corporation in the conduct of the Business;

      (j) any agreement or commitment entered into in the ordinary course of the Business involving an amount of more than $25,000 which is not cancellable without penalty within thirty (30) days;

      (k) any agreement or commitment not entered into in the ordinary course of the Business; and

      (l) any agreement or arrangement with any Person with whom either of the Corporation or the Vendor (or their directors, officers and employees) does not deal at arm's length within the meaning of the Income Tax Act (Canada).

3.23  No Breach of Contracts.

      Each of the Contracts is in full force and effect, unamended, and there exists no default, warranty claim or other obligation or liability or event, occurrence, condition or act (including the purchase of the Purchased Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, or give rise to a warranty claim or other obligation or liability thereunder. Except as disclosed in Schedule 3.23, the Corporation has not violated or breached, in any material respect, any of the terms or conditions of any Contract and all the covenants to be performed by any other party thereto have been fully and properly performed. True, correct and complete copies of all Contracts in writing having an aggregate value, whether payable in one payment or in successive payments, in excess of $25,000 have been delivered or made available to the Purchaser.

3.24  Intellectual Property Rights.

      The Intellectual Properties used in whole or in part in or required for the carrying on of the Business in the manner heretofore carried on are set out in Schedule 3.24 and are owned by, validly licensed, or properly registered to the Corporation as indicated in Schedule 3.24. Except as otherwise expressly stated in Schedule 3.24, the Corporation: (i) has the exclusive right to use such Intellectual Properties; (ii) is the owner of record of such Intellectual Properties; and (iii) has not conveyed, assigned or encumbered any of them. All registrations and filings necessary to preserve the rights of the Corporation in the Intellectual Properties have been made and are in good standing. To the best of the knowledge of the Vendor, the conduct of the Business does not infringe upon the intellectual properties of any other Person.

3.25  Subsidiaries and Investments.

      The Corporation has no subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

3.26  Books and Records.

      All Books and Records of the Corporation have been fully, properly and accurately kept and, where required, completed in accordance with GAAP and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The records, systems, controls, data or information of the Corporation are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Corporation.

3.27  Financial Statements.

      The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous fiscal years and present fairly:

      (a) the assets, liabilities (whether accrued, absolute, contingent or otherwise), and the financial condition of the Corporation (as the case may be) as at the respective dates of the relevant statements;

      (b) the financial position of the Corporation (as the case may be) as at the respective dates of the relevant statements; and

      (c) the sales and earnings of the Corporation during the periods covered thereby.

True, correct and complete copies of the Financial Statements are attached hereto as Schedule 3.27.

3.28  Debt.

      At the Time of Closing, the Corporation does not and shall not have any long-term debt except for debt incurred in connection with leases and loans associated with operating assets as disclosed on the Schedules hereto.

3.29  Capital Expenditures.

      Except as otherwise expressly stated in Schedule 3.29, no capital expenditures exceeding in the aggregate $10,000 have been made or authorized by the Corporation except in the ordinary course of business since the date of the Financial Statements.

3.30  Employees.

      (1) The Corporation is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours and has not and is not engaged in any unfair labour practice.

      (2) No unfair labour practice, complaint or grievance against the Corporation is pending or, to the best of the knowledge of the Vendor, threatened before any labour relations board or similar Governmental Entity with respect to the Business.

      (3) There is no labour strike, dispute, slowdown or stoppage actually pending or involving or, to the best of the knowledge of the Vendor, threatened against the Corporation with respect to the Business.

      (4) No grievance which might have an adverse effect upon the Corporation or the conduct of the Business exists, no arbitration proceeding arising out of or under any Collective Agreement is pending, and no claim therefor has been asserted.

      (5) No collective bargaining agreement is currently in effect or being negotiated by the Corporation with respect to any employees of the Corporation.

      (6) No pension plan is currently in effect or being negotiated by either of the Corporation with respect to any employees of the Corporation.

      (7) Schedule 3.30(7) contains a complete list of all permanent and full time employees of the Corporation, their salaries and wage rates, bonus arrangements, benefits, positions and length of service. Schedule 3.30(7) contains a correct and complete list showing all amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits relating to all employees.

      (8) No employee of the Corporation has any agreement as to length of notice required to terminate his or her employment, other than such as results by law from the employment of an employee without agreement as to such notice or as to length of employment.

      (9) All vacation pay (including all banked vacation pay), bonuses, commissions and other employee benefit payments are reflected and have been accrued in the Books and Records of the Corporation.

      (10) The only benefit plans existing in respect of the employees of the Corporation are the Benefit Plans. True, correct and complete copies of all written Benefit Plans and related documentation have been provided to the Purchaser and any oral or written Benefit Plans are accurately described on
Schedule 3.30(10). The Benefit Plans are duly registered where required by, and are in good standing under, all applicable Laws. All required employer and employee contributions and premiums under the Benefit Plans to the date hereof have been made, the respective fund or funds established under the Benefit Plans are funded in accordance with applicable Laws, and no past service funding liabilities exist thereunder.

      (11) No payments have been made or authorized since the date of the Financial Statements by the Corporation to its officers, directors, former directors, shareholders or employees or to any Person not dealing at arm's length (as such term is construed under the Income Tax Act (Canada)) with any of the foregoing, except in the ordinary course of the Business and at the regular rates payable to them as salary, pension, bonuses, rents or other remuneration of any nature, and except as otherwise disclosed in Schedule 3.30(11).

3.31  Insurance.

      [Intentionally deleted]

3.32  Litigation.

      There is no action, suit or proceeding, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before (or to the best knowledge of the Vendor or the Corporation any investigation by) any Governmental Entity pending, or, to the best of the knowledge of the Vendor or the Corporation, threatened against or affecting the Corporation or any of its properties, rights or assets and none of the Vendor or the Corporation knows of any valid basis for any such action, suit, proceeding, arbitration or investigation. The Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

3.33  Taxes.

      The Corporation has filed or caused to be filed, within the times and within the manner prescribed by Law, all federal, provincial, local and foreign tax returns and tax reports which are required to be filed by or with respect to the Corporation. The information contained in such returns and reports is materially correct and complete and such returns and reports reflect accurately all liability for taxes of the Corporation for the periods covered thereby. All federal, provincial, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) that are or may become payable by or due from the Corporation have been fully paid or fully disclosed and fully provided for in the Books and Records and the Financial Statements. No examination of any tax return of the Corporation is currently in progress, there are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or re-assessment of tax or the filing of any tax return by, or any payment of any tax by the Corporation, and to the knowledge of the Corporation there are no Claims now threatened or pending against the Corporation in respect of taxes or any matters under discussion with any Governmental Entity relating to taxes. The Corporation has withheld from each payment made by it the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable law.

3.34  Bank Accounts and Powers of Attorney.

      Schedule 3.34 is a correct and complete list showing (i) the name of each bank with which the Corporation has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the names of any persons holding powers of attorney from the Corporation and a summary statement of the terms thereof.

                                   ARTICLE 4 -
                  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                            AND TELEPLUS ENTERPRISES

4.01 Representations and Warranties of the Purchaser. The Purchaser represents and warrants as follows to the Vendor and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Shares:

      (1) Due Incorporation and Existence. The Purchaser is a corporation incorporated, validly existing and in good standing under the laws of the Province of Ontario. The Purchaser has all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted by it.


      (2)   Validity of Agreement.

      (a) The Purchaser has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

      (b) The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which they are a party or to which either is a party and the consummation of the transactions contemplated thereby:

            (i) have been duly authorized by all necessary corporate action on the part of the Purchaser; and

            (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under (i) any charter, by-law or trust deed instruments of the Purchaser as applicable; (ii) any contracts or instruments to which the Purchaser is a party or by which the Purchaser is bound; or (iii) of any Laws applicable to them.

      (c) This Agreement and any Ancillary Agreement to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

      (3) Restrictive Documents. The Purchaser is not subject to, or a party to, any charter, by-law or trust deed restriction, any Law, any Claim, any contract or instrument, any Encumbrance or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or compliance by the Purchaser with the terms, conditions and provisions hereof.

4.02 Representations and Warranties of Teleplus Enterprises. Teleplus Enterprises represents and warrants as follows to the Vendor and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Shares:

      (1) Due Incorporation and Existence. Teleplus Enterprises is a corporation incorporated, validly existing and in good standing under the laws of the State of Nevada. Teleplus Enterprises has all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted by it.

      (2)   Validity of Agreement.

      (a) Teleplus Enterprises has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

      (b) The execution, delivery and performance by Teleplus Enterprises of this Agreement and the Ancillary Agreements to which they are a party or to which either is a party and the consummation of the transactions contemplated thereby:

            (i) have been duly authorized by all necessary corporate action on the part of Teleplus Enterprises; and

            (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under (i) any charter, by-law or trust deed instruments of Teleplus Enterprises as applicable; (ii) any contracts or instruments to which Teleplus Enterprises is a party or by which Teleplus Enterprises is bound; or (iii) of any Laws applicable to them.

      (c) This Agreement and any Ancillary Agreement to which Teleplus Enterprises is a party constitute legal, valid and binding obligations of Teleplus Enterprises, enforceable against it in accordance with their respective terms.

      (3) Valid Issue of Securities.

      (a) All necessary corporate action has been taken or will be taken by Teleplus Enterprises prior to the Closing Date to duly authorize all issuances to the Vendor of the Teleplus Shares.

      (b) All necessary corporate action has been taken or will have been taken by Teleplus Enterprises prior to the Closing Date to conditionally allot for issuance to the Vendor the Teleplus Shares to be issued on the Closing Date in accordance with the provisions hereof, and such shares when issued in accordance with the terms hereof will be validly issued as fully paid and non-assessable shares of the Purchaser.

      (4) Restrictive Documents. Teleplus Enterprises is not subject to, or a party to, any charter, by-law or trust deed restriction, any Law, any Claim, any contract or instrument, any Encumbrance or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or compliance by Teleplus Enterprises with the terms, conditions and provisions hereof.


                                   ARTICLE 5 -
                        PRE-CLOSING COVENANTS OF THE PARTIES

5.01  Conduct of Business Prior to Closing.

      During the period from the date hereof until the Closing Date, the Vendor and the Corporation will conduct the Business in the ordinary course thereof, subject to completion of the Pre-Closing Reorganization, unless the Corporation has obtained the prior written consent of the Purchaser to do otherwise. Without limiting the generality of the foregoing, and subject to completion of the Pre-Closing Reorganization:

      (1) the Corporation will continue to maintain and service the assets used in the conduct of the Business in the same manner as has been its consistent past practice;

      (2) each of the Vendor and the Corporation shall use its reasonable commercial efforts to keep available the service of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business; and

      (3) the Vendor shall use its reasonable commercial efforts to conduct the Business in such a manner that on the Closing Date the representation and warranties of the Vendor contained herein shall be true, correct and complete as if such representations and warranties were made on and as of such date.

5.02  Due Diligence Investigations.

      (1) The Vendor and the Corporation (i) shall permit the Purchaser and its employees, agents, counsel, accountants or other representatives, between the date hereof and the Time of Closing, without undue interference to the ordinary conduct of the Business, to have reasonable access during normal business hours and upon reasonable notice (a) to the premises of the Corporation, including the Leased Property, (b) to the Corporation, all of its assets and property, the Business and any other information, including accounting records, corporate records and tax records and returns whether retained by the Vendor, the Corporation or otherwise, and (c) to the senior personnel of the Corporation and the Business; and (ii) shall furnish to the Purchaser or its employees, agents counsel, accountants, or other representatives such financial and operating data and other information with respect to the assets and property of the Corporation and the Business as the Purchaser shall from time to time reasonably request.

      (2) No investigations made by or on behalf of a party hereto, whether under Section 5.02 or any other provision of this Agreement or any Ancillary Agreement, shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made in this Agreement or any Ancillary Agreement.

      (3) Until the Time of Closing and in the event of termination of this Agreement without Closing, the Purchaser will keep confidential any information obtained from the Vendor, the Corporation or their respective agents and representatives, unless such information (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement; (ii) becomes available to the Purchaser on a non-confidential basis from a source other than the Vendor, the Corporation or their representatives; or (iii) was known to the Purchaser on a non-confidential basis before its disclosure to the Purchaser by the Vendor, the Corporation or their representatives. If this Agreement is so terminated, promptly after such termination the Purchaser will return or cause to be returned or destroyed all documents, work papers and other material, whether in written, electronic or other form (including all copies thereof), obtained from the Vendor, the Corporation or their respective agents and representatives in connection with this Agreement and not theretofore made public.

5.03  Actions to Satisfy Closing Conditions.

      Each of the Parties hereby agrees to take all such actions as are within its power to control and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Article 6.

5.04  Transfer of the Purchased Shares.

      The Vendor shall take all necessary and reasonable steps and proceedings to permit good title to the Purchased Shares to be duly and validly transferred and assigned to the Purchaser at the Time of Closing, free of all Encumbrances.

5.05  Request for Consents.

      The Vendor will use its reasonable commercial efforts to obtain, prior to Closing, all Consents which are required under the Contracts set forth in Schedules 3.22 and 3.23. Such Consents shall be upon such terms as are acceptable to the Purchaser, acting reasonably. The Purchaser will co-operate in obtaining such Consents.

5.06  Audited Financial Statements.

      The Vendor shall, prior to Closing and by no later than February 14, 2005, cause to be prepared and delivered to the Purchaser, at the cost and expense of the Vendor: (i) unqualified audited annual financial statements of the Corporation for the two years ended July 31, 2004; and (ii) unqualified audited financial statements for the period August 1, 2004 to November 30, 2004 (collectively, the "Audited Financial Statements"), provided that if the Vendor has not delivered the Audited Financial Statements to the Purchaser by February 14, 2005, the parties may extend the date for delivery of the of the Audited Financial Statements and the Closing Date for an additional 30 days.

5.07  Filings and Authorizations.

      Each of the Vendor and the Purchaser, as promptly as practicable after the execution hereof, (i) will make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required for it to consummate the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement; (ii) will use all reasonable efforts to obtain, or cause to be obtained, all Authorizations, approvals, consents and waivers from all Persons and Governmental Entities necessary or advisable to be obtained by it in order to consummate such transfer; and (iii) will use all reasonable commercial efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. The Vendor and the Purchaser will coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing.

5.08  Notice of Untrue Representation or Warranty.

      The Vendor or the Corporation, as the case may be, shall promptly notify the Purchaser upon any representation or warranty of the Vendor or the Corporation contained in this Agreement or any Ancillary Agreement becoming untrue or incorrect prior to the Time of Closing.


                                   ARTICLE 6 -
                              CONDITIONS OF CLOSING

6.01  Conditions for the Benefit of the Purchaser.

      The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Time of Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser in its sole discretion:

      (1) Truth of Representations and Warranties of the Vendor. The representations and warranties of the Vendor contained in this Agreement or in any Ancillary Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and the Vendor shall also have executed and delivered a certificate to that effect. The receipt of such evidence and the Closing shall not be a waiver of the representations and warranties of the Vendor which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of the Vendor in Article 3 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

      (2) Performance of Covenants by the Vendor. Each of the Vendor and the Corporation shall have fulfilled or complied with all covenants herein contained to be performed or caused to be performed by them at or prior to the Time of Closing, and the Vendor and the Corporation shall each have delivered a certificate to that effect. The receipt of such certificates and the Closing shall not be a waiver of the covenants of the Vendor and the Corporation which are contained in this Agreement.

      (3) Consents and Authorizations. All Consents and Authorizations and all other required consents and authorizations shall have been obtained on terms acceptable to the Purchaser, acting reasonably, in order to permit the Closing of the sale of the Purchased Shares on the terms and conditions set out in this Agreement without adversely affecting, or resulting in the violation or a breach of or a default under or any termination, cancellation, amendment or acceleration of any obligation under any licence, permit, Lease or Contract in connection with the Business.

      (4) Due Diligence. The Purchaser shall have completed its due diligence investigations in accordance with Section 5.02 to its satisfaction, in its sole and absolute discretion, on or before February 1, 2005; provided, however, that, satisfactory completion of such due diligence investigations by the Purchaser is conditional upon (a) the Vendor submitting to the Purchaser the Audited Financial Statements, and (b) the Purchaser being satisfied with the contents of such Audited Financial Statements in its sole and absolute discretion.

      (5) Non-Competition Agreements. Each of the Vendor and Ed Henry shall have entered into non-competition agreements with the Corporation whereby he covenants and agrees with the Purchaser and the Corporation that he will not, directly or indirectly, for a period of 24 months from and after the Closing Date, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation (except the Purchaser or the Corporation), as principal, shareholder or employee, carry on, be engaged in, be interested in, be concerned with or be connected in any manner with the ownership, management or control of, any business enterprise which is competitive with the Business of the Corporation as now carried on or as now proposed to be carried on.

      (6) Deliveries. The Vendor shall have delivered or caused to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser, acting reasonably:

      (a) share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record thereof;

      (b) certified copies of (i) the charter documents and extracts from the by-laws of the Corporation relating to the execution of documents; (ii) all resolutions of the board of directors of the Corporation approving the entering into of this Agreement and the completion of all transactions contemplated hereunder; (iii) all other instruments evidencing necessary corporate action of the Corporation with respect to such matters; and (iv) specimen signatures of the officers of the Corporation;

      (c) a certificate of status, compliance, good standing or like certificate with respect to each of the Corporation issued by appropriate government officials of the jurisdiction of its incorporation;

      (d)   the certificates referred to in Subsections 6.01(1) and (2);

      (e)   the non-competition agreements referred to in Subsection 6.01(5);

      (f) a favourable opinion of counsel to the Vendor and the Corporation in substantially the form set forth in Exhibit A;

      (g) all originals of the Corporate Records of the Corporation and access to the said Corporate Records;

      (h) evidence that all necessary steps and proceedings as approved by counsel for the Purchaser to permit all of the Purchased Shares to be fully and validly transferred to the Purchaser or its nominee(s) have been taken;

      (i) duly executed resignations effective as of the Time of Closing of each director and officer of the Corporation as the Purchaser may specify;

      (j) a release in favour of the Corporation of each of the Vendor and such officers and directors of the Corporation as the Purchaser may specify in the form of the release attached hereto as Exhibit D; and

      (k) all necessary assurances, transfers, assignments and consents, including all necessary Consents, and any other instruments necessary or reasonably required to effectively carry out the intent of this Agreement and any Ancillary Agreement and to transfer the Purchased Shares to the Purchaser, free and clear of all Encumbrances.

      (7) Board Approval. The Board of Directors of the Purchaser shall have approved the purchase of the Purchased Shares as of February 1, 2004, and the transactions contemplated hereby on the terms and conditions set forth in this Agreement.

      (8) Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and any Ancillary Agreement shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser shall have received copies of all such instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      (9) Change in Law. Since the date hereof, no Law, proposed Law, any change in any Law, or the interpretation or enforcement of any Law shall have been introduced, enacted or announced (including the introduction, enactment or announcement of any Law respecting taxes or environmental matters or any change therein or in the interpretation or enforcement thereof), the effect of which will be to prevent the closing of the transactions contemplated herein or to increase materially (i) the cost to the Purchaser of the completion of the transactions contemplated in this Agreement; or (ii) the cost of the Corporation of operating the Business after Closing on substantially the same basis as heretofore operated.

If any condition, obligation or covenant of the Vendor or the Corporation to be performed hereunder or under any Ancillary Agreement at or prior to the Time of Closing shall not have been fulfilled or performed by such time, the Purchaser may terminate this Agreement by notice in writing to the Vendor, and in such event the Purchaser shall be released from all obligations hereunder. The Vendor shall only be released from its obligations hereunder if the condition or conditions for the non-performance of which the Purchaser has terminated this Agreement are not reasonably capable of being performed or caused to be performed by the Vendor. Notwithstanding the foregoing, the Purchaser shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

6.02  Conditions for the Benefit of the Vendor.

      The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Time of Closing, which conditions are for the exclusive benefit of the Vendor and may be waived by the Vendor in its sole discretion:

      (1) Truth of Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser contained in this Agreement or in any Ancillary Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and the Purchaser shall also have executed and delivered a certificate of a senior officer to that effect. The receipt of such evidence and the Closing shall not be a waiver of the representations and warranties of the Purchaser which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of the Purchaser in Article 4 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

      (2) Performance of Covenants by the Purchaser. The Purchaser shall have fulfilled or complied with all covenants herein contained to be performed or caused to be performed by it at or prior to the Time of Closing, and the Purchaser shall have delivered a certificate of a senior officer to that effect. The receipt of such certificate and the Closing shall not be a waiver of the covenants of the Purchaser which are contained in this Agreement.

      (3) Truth of Representations and Warranties of Teleplus Enterprises. The representations and warranties of Teleplus Enterprises contained in this Agreement or in any Ancillary Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and Teleplus Enterprises shall also have executed and delivered a certificate of a senior officer to that effect. The receipt of such evidence and the Closing shall not be a waiver of the representations and warranties of Teleplus Enterprises which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of Teleplus Enterprises in Article 4 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

      (4) Performance of Covenants by Teleplus Enterprises. Teleplus Enterprises shall have fulfilled or complied with all covenants herein contained to be performed or caused to be performed by it at or prior to the Time of Closing, and Teleplus Enterprises shall have delivered a certificate of a senior officer to that effect. The receipt of such certificate and the Closing shall not be a waiver of the covenants of Teleplus Enterprises which are contained in this Agreement.

      (5) Employment Agreements. The Corporation shall have entered into employment agreements with the Vendor and Ed Henry pursuant to which they will each be entitled to an aggregate of $100,000 in remuneration payable in equal installments over a period of three years from the Closing Date, subject to the satisfaction of certain performance targets by the Corporation, and payable in cash or, at the election of the Purchaser, Teleplus Shares, substantially in the form attached hereto as Schedule 6.02(5).

      (6) Deliveries. The Purchaser shall have delivered or caused to be delivered to the Vendor the following in form and substance satisfactory to the Vendor, acting reasonably:

      (a) certificates representing the Teleplus Shares duly registered in the name of the Vendor or as the Vendor shall direct at Closing;

      (b) certified copies of (i) the charter documents and extracts from the by-laws of the Purchaser relating to the execution of documents; (ii) all resolutions of the board of directors of the Purchaser approving the entering into of this Agreement and the completion of all transactions contemplated hereunder; (iii) all other instruments evidencing necessary corporate action of the Purchaser with respect to such matters; and (iv) specimen signatures of certain of the officers of the Purchaser;

      (c) a certificate of status, compliance, good standing or like certificate with respect to each of the Purchaser and Teleplus Enterprises issued by appropriate government officials of the jurisdiction of its incorporation;

      (e)   the certificates referred to in Subsections 6.02(l), (2), (3) and
            (4);

      (f)   the employment agreements referred to in Subsection 6.02(5);

      (g) a favourable opinion of counsel to the Purchaser in substantially the form set forth in Exhibit C;

      (h) a favourable opinion of counsel to Teleplus Enterprises and Teleplus Consumer in substantially the form set forth in Exhibit C1;

      (i) a release in favour of the Vendor and officers and directors of the Corporation from the Corporation in the form of the release attached hereto as Exhibit E where such persons provided the release required pursuant to paragraph 6.01(5)(l);

      (j) evidence that all necessary steps and proceedings as approved by counsel for the Vendor to permit the Teleplus Shares to be issued, in accordance with the terms hereof, to the Vendor or their nominee(s) under this Agreement and the Ancillary Agreements have been taken; and

      (k) all necessary assurances, transfers, assignments and consents, including all necessary consents, and any other instruments necessary or reasonably required to effectively carry out the intent of this Agreement and any Ancillary Agreement and to transfer the agreed upon consideration to the Vendor, free and clear of all Encumbrances.

      (7) Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and any Ancillary Agreement shall be reasonably satisfactory in form and substance to the Vendor and the Vendor shall have received copies of all such instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      (8) Change in Law. Since the date hereof, no Law, proposed Law, any change in any Law, or the interpretation or enforcement of any Law shall have been introduced, enacted or announced (including the introduction, enactment or announcement of any Law respecting taxes or environmental matters or any change therein or in the interpretation or enforcement thereof), the effect of which will be to prevent the closing of the transactions contemplated herein.

If any condition, obligation or covenant of the Purchaser to be performed hereunder or under any Ancillary Agreement at or prior to the Time of Closing shall not have been fulfilled or performed by such time, the Vendor may terminate this Agreement by notice in writing to the Purchaser, and in such event the Vendor shall be released from all obligations hereunder. The Purchaser shall only be released from its obligations hereunder if the condition or conditions for the non-performance of which the Vendor has terminated this Agreement are not reasonably capable of being performed or caused to be performed by the Purchaser. Notwithstanding the foregoing, the Vendor shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

6.03  Conditions Precedent.

      The purchase and sale of the Purchased Shares is subject to the following terms and conditions to be fulfilled at or prior to the Time of Closing, which conditions are true conditions precedent:

      (1) No Legal Action. No action or proceeding shall be pending or threatened by any Person in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated hereby or the right of the Corporation to conduct the Business after Closing on substantially the same basis as heretofore operated.

      (2) Insurance. Prior to the Closing Date, the Corporation will obtain insurance with respect to its business, properties and employees, which insurance shall include but not necessarily be limited to (a) comprehensive liability coverage of no less than $500,000, and (b) fire and theft coverage of no less than $50,000.

If any conditions precedent in this Section 6.03 shall not have been fulfilled at or prior to the Time of Closing, this Agreement shall be terminated and the Parties shall be released from all obligations hereunder.


                                   ARTICLE 7 -
                                     CLOSING

7.01  Date, Time and Place of Closing.

      The completion of the transactions contemplated by this Agreement shall take place at the offices of Wildeboer Dellelce LLP, Toronto, Ontario, on the Closing Date at the Time of Closing, or at such other place, on such other date, and at such other time as may be agreed upon in writing between the Vendor and the Purchaser.

7.02  Closing Procedures.

      Subject to satisfaction or waiver by the relevant Party of the conditions of Closing set forth herein, at the Time of Closing the Vendor shall deliver actual possession of the Purchased Shares and the requisite instruments of conveyance and upon such delivery the Purchaser shall pay or satisfy the Purchase Price in accordance with Section 2.03. The transfer of possession of the Purchased Shares shall be deemed to take effect as at the Time of Closing.

7.03  Risk of Loss.

      If, prior to the Time of Closing, all or any part of the property or assets of the Corporation are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by any Governmental Entity or other lawful authority, the Purchaser shall have the option, exercisable by notice in writing given within five Business Days of the Purchaser receiving notice in writing from the Vendor of such destruction, damage, expropriation or seizure:

      (a) to reduce the Purchase Price by an amount equal to the cost of repair, or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the assets forming part of the property or assets so damaged or destroyed and to complete the purchase; or

      (b) to complete the purchase without reduction of the Purchase Price, in which event all proceeds of an insurance or compensation for expropriation or seizure shall be payable to the Corporation and any right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned to the Corporation; or

      (c) if all or a substantial portion of the property or assets are so destroyed or damaged, of terminating this Agreement and not completing the purchase, in which case all obligations of the Purchaser shall terminate forthwith upon the Purchaser giving notice as required herein.

7.04  Expenses.

      Unless otherwise expressly provided herein, each of the Parties shall be responsible for the expenses (including but not limited to fees and expenses of legal counsel and other professional advisers) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the transactions contemplated hereby.


                                   ARTICLE 8 -
              SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES

8.01  Survival of Representations and Warranties.

      (1) The representations and warranties of the Vendor contained in this Agreement or any Ancillary Agreement shall survive the Closing and, notwithstanding such or any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for a period of 36 months from the Closing Date and any claim in respect thereof (except a claim based on tax matters under Section 3.35 which shall continue until the expiry of the relevant reassessment periods, or a claim based on fraud which shall have no restriction) shall be made in writing within such time period.

      (2) The representations and warranties of the Purchaser and Teleplus contained in this Agreement or in any Ancillary Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of any of the Vendor, shall continue in full force and effect for the benefit of the Vendor for a period of 36 months from the Closing Date and any claim in respect thereof (except a claim based on fraud which shall have no restriction) shall be made in writing within such time period.

8.02  Indemnification in Favour of the Purchaser.

      Subject to Section 8.05, the Vendor agrees to indemnify and save each of the Purchaser, and its shareholders, directors, officers, employees, agents and representatives, (in respect of whom the Purchaser hereby acts as agent and trustee with respect thereto) harmless of and from any Claim or Loss suffered by, imposed upon or asserted against the Purchaser or the Corporation as a result of, in respect of, connected with or arising out of, under or pursuant to:

      (a) any failure of the Vendor to perform or fulfill any covenant of the Vendor under this Agreement; and

      (b) any breach or inaccuracy of any representation or warranty contained in this Agreement given by the Vendor.

8.03  Indemnification in Favour of the Vendor.

      (1) Subject to Section 8.04, the Purchaser shall indemnify and save the Vendor harmless of and from any Claim or Loss suffered by, imposed upon or asserted against the Vendor as a result of, in respect of, connected with or arising out of, under or pursuant to:

            (a) any failure by the Purchaser to perform and fulfill any covenant of the Purchaser under this Agreement or any Ancillary Agreement;

            (b) subject to the limitation period set forth in Section 8.01 hereof, any breach or inaccuracy of any representation or warranty given by the Purchaser contained in this Agreement or in any Ancillary Agreement; or

            (c) the guarantee given by the Vendor in connection with the Lease, if and only if such indemnification sought by the Vendor arises out of a Claim made by the Landlord against the Vendor resulting from failure by the Purchaser to comply with the terms of the Lease after the Closing Date.

      (2) Subject to Section 8.04, Teleplus Enterprises shall indemnify and save the Vendor harmless of and from any Claim or Loss suffered by, imposed upon or asserted against the Vendor as a result of, in respect of, connected with or arising out of, under or pursuant to:

            (a) any failure by Teleplus Enterprises to perform and fulfill any covenant of Teleplus Enterprises under this Agreement or any Ancillary Agreement; or

            (b) subject to the limitation period set forth in Section 8.01 hereof, any breach or inaccuracy of any representation or warranty given by Teleplus Enterprises contained in this Agreement or in any Ancillary Agreement.

8.04  Indemnification Proceedings.

      (1) Any Party seeking indemnification under this Article (save and except for indemnification claims under the provisions of Section 8.05, the procedure for which shall be governed by the provisions thereof) (the "indemnified party") shall forthwith notify the Party against whom a claim for indemnification is sought hereunder (the "indemnifying party") in writing, which notice shall specify, in reasonable detail, the nature and estimated amount of the claim. If a claim by a third party is made against an indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article, the indemnified party shall promptly (and in any case within 30 days of such claim being made) notify the indemnifying party of such with reasonable particulars. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defence thereof, and the indemnified party shall cooperate with it in connection therewith; except that with respect to settlements entered into by the indemnifying party (i) the consent of the indemnified party shall be required if the settlement provides for equitable relief against the indemnified party, which consent shall not be unreasonably withheld or delayed; and (ii) the indemnifying party shall obtain the release of the indemnified party. If the indemnifying party undertakes, conducts and controls the settlement or defence of such claim (i) the indemnifying party shall permit the indemnified party to participate in such settlement or defence through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party; and (ii) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any loss resulting from any claim and all related expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party. The indemnified party shall not pay or settle any claim so long as the indemnifying party is reasonably contesting any such claim in good faith on a timely basis. Notwithstanding the two immediately preceding sentences, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party.

      (2) With respect to third party claims, if the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defence thereof, the indemnified party shall have the right, but not the obligation, to contest, settle or compromise the claim in the exercise of its reasonable judgment at the expense of the indemnifying party, provided that any such settlement or compromise shall be subject to the prior written consent of the indemnifying party, such consent not to be unreasonably withheld.

      (3) In the event of any claim by a third party against an indemnified party, the defence of which is being undertaken and controlled by the indemnifying party, the indemnified party will use all reasonable efforts to make available to the indemnifying party those employees whose assistance, testimony or presence is necessary to assist the indemnifying party in evaluating and in defending any such claims; provided that the indemnifying party shall be responsible for the expense associated with any employees made available by the indemnified party to the indemnifying party hereunder, which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that such employees are assisting the indemnifying party and which expenses shall not exceed the actual cost to the indemnified party associated with such employees.

      (4) With respect to third party claims, the indemnified party shall make available to the indemnifying party or its representatives on a timely basis all documents, records and other materials in the possession of the indemnified party, at the expense of the indemnifying party, reasonably required by the indemnifying party for its use in defending any claim and shall otherwise cooperate on a timely basis with the indemnifying party in the defence of such claim.

      (5) With respect to any re-assessment for income, corporate, sales, excise, or other tax or other liability enforceable by Encumbrance against the property of the indemnified party, the indemnifying party's right to so contest shall only apply after such payment of such re-assessment or the provision of such security as is necessary to avoid an Encumbrance being placed on the property of the indemnified party.

8.05  Limitations.

      The obligation of indemnification set out in (i) Sections 8.02 and 8.03, except for Section 8.03(1)(c) to which this Section does not apply, shall be applicable only to the extent that any claims made thereunder, in the aggregate, exceed $50,000; and (ii) Sections 8.02 and 8.03 (except any claim based on tax matters under Section 3.35 which shall apply until the expiry of the relevant reassessment period, any claim based on fraud which shall have no restriction), shall be applicable only to the extent that a claim for indemnification is made within 36 months of the Closing Date.

8.06  Right of Set-Off

      To fund, in part or in whole, any claims made by the Purchaser under this
Article 8 against the Vendor, the Vendor agrees that the Purchaser shall be entitled to set-off against amounts owing by it to the Vendor under Section 2.03, provided that any such set-off shall be made in accordance with this
Section 8.06. The Purchaser shall provide 5 days prior written notice of its intention to claim set-off under this section, and such written notice shall include all available particulars of the claim and a detailed calculation of the Purchaser's estimate of amounts owing to it under this Article 8. The amount of the proposed set-off shall represent a bona fide estimate of the quantum of damages to which the Purchaser claims entitlement under this Article 8. Pending final resolution of any disputed claim made by the Purchaser under this Section 8.06, the Purchaser shall be entitled to withhold the amount of such claim from any payment of due under Section 2.03. If the Purchaser and the Vendor are unable to agree as to the appropriate quantum to be set off by the Purchaser, the matter shall be settled in accordance with the provisions of Article 10.

8.07  Exclusion of Other Remedies.

      No Party shall have the right to bring any proceeding against any other Party for a breach of any representation, warranty, covenant or agreement contained in this Agreement, except for a proceeding brought in accordance with the provisions of this Article and Article 10 hereof. This provision is not intended to preclude any proceeding by any Party against any other Party based on a cause of action or right, including any statutory right, other than a cause of action in contract or tort for breach of a representation, warranty or agreement contained in this Agreement.


                                   ARTICLE 9 -
                             POST-CLOSING COVENANTS

9.01  Access to Books and Records.

      For a period of six (6) years from the Closing Date or for such longer period as may be required by applicable Law, the Purchaser covenants and agrees to retain all original accounting books and records relating to the Corporation for the period prior to the Closing Date. So long as any such books and records are retained by the Purchaser pursuant to this Agreement, the Vendor shall have the reasonable right to inspect and to make copies (at their own expense) of the same at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Purchaser. The Purchaser shall have the right to have its representatives present during any such investigations.

9.02  Further Assurances.

      From time to time subsequent to the Closing Date, each Party shall at the request of any other Party execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required effectively to carry out the intent of this Agreement and any Ancillary Agreement and to transfer the Purchased Shares to the Purchaser.

9.03  Assistance By Vendor.

      In order that the Corporation may, following the Closing, realize the full benefit of the Contracts and the Lease, the Vendor will, at the request and expense and under the direction of the Purchaser, as the Purchaser shall specify,

      (a) take all such action and do or cause to be done all such things as shall, in the opinion of the Purchaser acting reasonably, be necessary or proper in order that the obligations of the Corporation thereunder may be performed in such manner that the value of such Contracts and the Lease shall be preserved and shall enure to the benefit of the Corporation, and that the collection of moneys due and payable to the Corporation in and under the Contracts and the Lease shall be received by the Corporation, and

      (b) promptly pay over to the Corporation any moneys collected after the Closing Date by or paid to the Vendor in respect of every such Contract and the Lease.

9.04  Employment Duties of Vendor.

      The Vendor agrees to devote his full time and attention to the business of the Corporation following Closing in accordance with the provisions of the employment agreement referred to in Subsection 6.02(5).

                                  ARTICLE 10 -
                                   ARBITRATION

10.01 Best Endeavours to Settle Disputes.

      In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or any agreement executed pursuant to this Agreement or any breach hereof, the parties hereto shall use their best endeavours to settle such dispute, claim, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

10.02 Arbitration.

      Except as is expressly provided in this Agreement, if the parties do not reach a solution pursuant to Section 10.01 within a period of 15 Business Days following the first notification in writing by any party to another party of any dispute, claim, question or difference, then upon written notice by any party to the others, the dispute, claim, question or difference shall be finally settled by arbitration in accordance with the provisions of the Arbitrations Act (Ontario) and any amendments thereto, based upon the following:

      (a) the arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree within 10 Business Days, any party may apply to a judge of the Superior Court of Justice to appoint an arbitrator. The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

      (b) the arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within 30 days of the submission of such dispute to arbitration;

      (c)   the arbitration shall take place in Toronto, Ontario;

      (d) the arbitration award shall be given in writing and shall be final and binding on the parties, subject only to one appeal to another arbitration tribunal appointed pursuant to subsection 10.02(a), and shall deal with the question of costs of arbitration and all matters related thereto;

      (e) an appeal to a further arbitration tribunal of an arbitration award shall also be given in writing and shall be final and binding on the parties, not subject to any appeal and shall deal with the question of costs of arbitration and all matters related thereto; and

      (f) judgment upon the award rendered may be entered in any Court having jurisdiction, or, application may be made to such Court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

                                  ARTICLE 11 -
                                  MISCELLANEOUS

11.01 Notices.

      Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivering or sending it by telecopy or other similar form of communication addressed:

      (1)   to the Purchaser at:

            Keda Consulting Corp.
            c/o Wildeboer Dellelce LLP
            1 First Canadian Place
            Suite 810
            Toronto, Ontario  M5X 1A9

            Attention:  Vaughn MacLellan

            Telephone: (416) 361-2932
            Telecopier: (416) 361-1790


      with a copy to:

            Wildeboer Dellelce LLP
            1 First Canadian Place
            Suite 810
            Toronto, Ontario  M5X 1A9

            Attention:  Vaughn MacLellan

            Telephone: (416) 361-2932
            Telecopier: (416) 361-1790

      (2)   to the Vendor at:

            2 Sawmill Court, Bowmanville, Ontario L1C 5C2

            Telephone:  (905) 213-9458


      with a copy to:

            Fine and Deo
            Suite 300, 3100 Steeles Avenue W.
            Vaughn, Ontario L4K 3R1
            Attention:  Stephen Goodbaum

            Telephone: (905) 760-1800 (ext. 27)
            Telecopier: (905) 760-0050

      (3)   to the Corporation at:

            1523813 ONTARIO LIMITED
            68 King Street East, Bowmanville, Ontario L1C 3X2

            Attention: President

            Telephone: (905) 623-7908
            Telecopier: (905) 623-2115

Any such notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given, if sent by telecopier or other similar form of telecommunications on the next Business Day following such transmission or, if delivered, to have been received on the date of such delivery. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

11.02 Publicity.

      Save as required by Law or by any stock exchange, none of the Parties shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other Parties to the contents and the manner of presentation and publication thereof. If disclosure is required by Law or by any stock exchange, the disclosing Party shall consult in advance with the other Parties and attempt in good faith to reflect such other Parties' concerns in the required disclosure.

11.03 Time of the Essence.

      Time shall be of the essence of this Agreement.

11.04 Brokers.

      The Vendor shall indemnify and save harmless the Purchaser from and against any Claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendor.

11.05 Third Party Beneficiaries.

      Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person, other than the Parties hereto, and no Person, other than the Parties hereto, shall be entitled to rely on the provisions hereof in any action, suit, proceeding, hearing or other forum.

11.06 Enurement.

      This Agreement shall enure to the benefit of and be binding upon each of the Parties, their successors and any permitted assigns.

11.07 Counterparts.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

11.08 Joint and Several Liability.

      In the event that there is no Closing, for any reason whatsoever, and notwithstanding any other provision hereof, the Corporation shall be jointly and severally liable with each of the Vendor, as a principal and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of the Vendor.

11.09 Knowledge.

      Where any representation or warranty contained in this Agreement or any Ancillary Agreement is expressly qualified by reference to the knowledge of the Vendor, or where any other reference is made herein or in any Ancillary Agreement to the knowledge of the Vendor, it shall be deemed to refer to the knowledge of each of the Vendor and the Corporation. Each of the Vendor hereby confirms that it has made due and diligent inquiry of such Persons (including appropriate officers of the Vendor and the Corporation) as it considers necessary as to the matters that are the subject of such representations, warranties or references.

11.10 Assignment.

      This Agreement may not be assigned by the Vendor without the prior written consent of the Purchaser. This Agreement may be assigned by the Purchaser without the consent of the Vendor, provided that any assignee enters into a written agreement with the Vendor to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound.

11.11 Non-Merger.

      Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties of the Parties contained in this Agreement and the Ancillary Agreements shall not merge on and shall survive the Closing and, notwithstanding such Closing, or any investigation made by or on behalf of any Party, shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted hereunder or under any of the Ancillary Agreements or in respect of any right to damages or other remedies.

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first above written.


                                          KEDA CONSULTING CORP.


                                          Per: /s/ Marius Silvasan


___________________________________       /s/ Derek Hooper
Witness:                                  Derek Hooper

                                          TELEPLUS ENTERPRISES INC.


                                          Per: /s/ Marius Silvasan


                                          1523813 ONTARIO LIMITED


                                          Per: /s/ Derek Hooper
                                          Derek Hooper, President